COMBINATION

       On June 18, 2004, the shareholders of the Fund (acquiring fund) approved the combination of the funds in the following table:

Acquiring Fund                                 Target Fund
--------------                                 -----------
VST International Equity Index                 MIT International Index Trust
------------------------------                 -----------------------------

       These combinations provided for the transfer of substantially all of the assets and liabilities of the target funds to the acquiring funds in exchange solely for the fund shares of the acquiring funds. The acquisitions were accounted for as tax-free exchanges as follows:

                                        Trust Shares    Target Fund        Acquiring Fund        Acquiring Fund
  Acquiring Fund        Issued by        Target Fund     Unrealized        Net Assets Prior   Aggregate Net Assets
 vs. Target Fund      Acquiring Fund     Net Assets     Depreciation       to Combination       After Combination
 ---------------      --------------    ------------    ------------       --------------     --------------------
VST International
Equity Index
Series I vs.
MIT International
Index Trust               1,750          $ 24,566         $    621             $ 33,341              $ 57,907

VST International
Equity Index
Series II vs.
MIT International
Index Trust               1,462          $ 20,531         $ (6,020)            $    536              $ 21,067